Exhibit 99.3

The presentation below and on the following pages presents pro forma financial information showing the reverse merger combination of CVSL and HCG as of June 30, 2012, the last date for which CVSL had reported quarterly financial statements prior to the completion of the Share Exchange Agreement. The details of the transaction accounting are shown in the footnotes on the following page.  The information being presented includes a proforma balance sheet, which shows the goodwill accounting that would have been applicable on June 30, 2012, to be consistent with asset and liability values as of that date.  The final purchase accounting will be based on the actual balance sheet values as of September 25, 2012, which may vary from the adjustments shown below.

The purchase price allocation resulted in goodwill of approximately $2.4 million.  This is due to the determination of the fair value of the assets and liabilities on June 30, 2012 of $98,558 in cash, $239,500 in intangible assets and $75,000 in payables for the potential license fee payment.  As of the date of the transaction, cash was only $135 and the intangible asset was valued at $237,500.  The payable amount had been reduced to approximately $52,000.  Due primarily to the reduction in cash, the revised numbers resulted in goodwill of approximately $2.5 million (an increase of $100,000). CVSL had a 90-day option to determine whether or not it wished to retain the Medical Products license, and if it did it was required to pay the remainder of the fee to retain the license.  Management has just recently determined it does not wish to retain the Medical Products, so the license will be transferred back to the licensor and CVSL will no longer owe the license fee payable and accordingly, the intangible asset and associated payable will be written off. Given the timing of the expiration of the 90-day assessment period, which was December 24, 2012, the changes in assets and liabilities related to the Medical Products business will be recognized in the fourth quarter of 2012 and will be reflected in the financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Computer Vision Systems Laboratories Corp.

Proforma Information

(unaudited)

	As of June 30, 2012
	CVSL	HCG	DR Adjustments	CR Adjustments		ProForma
BALANCE SHEETS

Current assets	$98,558	$105,715	$—			$204,273
Fixed assets, net	—	1,513	—			1,513
Intangible assets, net	239,500	—				239,500
Goodwill, net			2,411,551		(c)	—
				(2,411,551	)(f)
Total Assets	$338,058	$107,228	$2,411,551	$(2,411,551)		$445,286

Liabilities
Accounts payable and accrued expenses	$—	$68,220		$150,000	(e)	$218,220
Related party payables	75,000	25,241	—			100,241
Line of credit	—	23,649	—			23,649
Unearned revenue	—	72,824	—			72,824

Total Current Liabilities	$75,000	$189,934	$—	$150,000		$414,934

Stockholders’ Equity
Common stock	$4,913	$10	$43,848		(b)	$48,771

Additional paid in capital	4,938,143	66,094		$(48,761	)(b)	2,691,942
				(4,938,143	)(a)
			2,674,609		(c)

Unearned share-based compensation	(2,135,674)	—	2,135,674		(a),(d)	—
Accumulated deficit	(2,544,324)	(148,810)	2,544,324		(a)	(2,710,361)
			2,135,674		(d)
				(150,000	)(e)
			(2,135,674)		(d)
				(2,411,551	)(f)

Total Stockholders’ (Deficit) Equity	263,058	(82,706)	7,398,455	(7,548,455)		30,352

Total Liabilities and Stockholders’ (Deficit) Equity	$338,058	$107,228	$7,398,455	$(7,398,455)		$445,286

Total Adjustments			4,986,904	(4,986,904)

See accompanying footnotes on next page.

Footnotes to Pro Forma Balance Sheet Presentation in Exhibit 99.3

(a)              HCG is the accounting acquirer.  Eliminate all capital accounts of the accounting acquiree.

(b)              Reset par value common stock based on total shares outstanding.

(c)               On 9/25/12, the former shareholder of HCG received shares resulting in ownership of 89.825% of the issued and outstanding stock of CVSL. ASC 805-40-30-2 states, in part “fair value consideration is based on…what the legal subsidiary (accounting acquirer) would have had to issue to give the owners of the legal parent the same percentage equity interest in the combined entity that results from the reverse acquisition.”  The fair value effectively transferred should be based on the most reliable measure.  The quoted market price of CVSL’s shares provides a more reliable basis for measuring the consideration than the estimated fair value of the shares in HCG, as HCG’s shares are privately-held.

Prior to the transaction, the accounting acquiree had 49,626,292 shares outstanding.  Using the closing price of $.06 per share on 9/24/2012, the Market Capitalization was $2,977,578.  The fair value of the consideration would be what HCG would hypothetically have had to pay to acquire an 89.825% interest in a company valued at $2.98 million.  As such, the fair value of the consideration is 89.825% * $2,977,578 or $2,674,609.

(c)               Per ASC 805-40-55-12, Goodwill is calculated as the consideration effectively transferred less the net recognized values of the accounting acquiree’s identifiable assets and liabilities. The purchase price allocation is as follows:

Fair Value of Consideration Transferred	$2,674,609
Fair Value of Net Assets Acquired
Less: Current Assets	(98,558)
Less: Non-Current Assets	(239,500)
Plus: Current Liabilities	75,000
Plus: Non-Current Liabilities	—
Goodwill	$2,411,551

(d)              Amount is used to expense the unearned share based compensation that became fully vested upon the acquisition.  All shares issued for unearned stock compensation are included in total shares outstanding and were vested upon the change of control of the Company.

(e)               To record estimated transaction costs

(f)                To record an impairment of the acquired goodwill.  The goodwill was a result of the fair value of the common stock issued in excess of the fair value of the net assets acquired.  Upon assessment of the status of the intangible assets and the ongoing operations of the medical device business, the acquirer determined that the goodwill was impaired upon acquisition.

Note:  To be read in conjunction with the September 30, 2012 consolidated financial statements filed on Form 10-Q/A

Computer Vision Systems Laboratories Corp.

Proforma Information

(unaudited)

	For the six months ended June 30, 2012 *
	CVSL	HCG	ProForma
STATEMENTS OF OPERATIONS

Revenue	$—	$449,804	$449,804

Operating expenses	$(178,480)	$(446,849)	$(625,329)

Other expense	$(279,985)	$—	$(279,985)

Net (Loss) from continuing operations	$(458,465)	$2,955	$(455,510)

Income (Loss) Per Common Share **
Total Shares Issued and Outstanding			487,712,326
Basic and diluted net loss per share			$(0.00)

	For the twelve months ended December 31, 2011 *
	CVSL	HCG	ProForma
STATEMENTS OF OPERATIONS

Revenue	$—	$876,238	$876,238

Operating expenses	$(1,289,660)	$(878,640)	$(2,168,300)

Other expense	$(3,447)	$(240)	$(3,687)

Net (Loss) from continuing operations	$(1,293,107)	$(2,642)	$(1,295,749)

Income (Loss) Per Common Share **
Total Shares Issued and Outstanding			487,712,326
Basic and diluted net loss per share			$(0.00)

*                  In accordance with Rule 11-02(b)(5) of Regulation S-X, material non-recurring charges related to the transaction are not considered in the pro forma condensed income statements shown.  Those items are as follows:

Expenses recognized as of the transaction date are comprised of estimated transaction expenses of $150,000, goodwill of $2,411,551 that was deemed impaired and the share-based compensation of $2,135,674 that became earned as of the date of the transaction.  As such, these items have not been included in Net (Loss) from continuing operations.

**           Pro Forma Income (Loss) per share was calculated by first determining pro forma income (loss ) for the period presented, not including material non-recurring charges related to the transaction.  The resulting net income (loss) was divided by the number of shares outstanding after the Share Exchange, to reflect pro forma net income (loss) after the transaction.